Exhibit 99.2

RingCentral Appoints Mignon Clyburn to its Board of Directors

BELMONT, Calif. — November 9, 2020 — RingCentral, Inc. (NYSE: RNG), a leading provider of global enterprise cloud communications, collaboration, and contact center solutions, today announced that Mignon Clyburn has been appointed to the company’s board of directors. Clyburn served as a Commissioner of the U.S. Federal Communications Commission from 2009 to 2018, including as acting chair.
“Mignon is an accomplished leader with a successful track record in many different fields. She has been a tireless advocate for addressing the digital divide and promoting diversity and inclusion. We’re delighted she is bringing all those incredible experiences and insights to RingCentral,” said Vlad Shmunis, founder, chairman, and CEO, RingCentral. “I am looking forward to her contributions as we continue to grow RingCentral and scale around the world.”
“It’s great to be joining the RingCentral board at such an important time for cloud-based communications,” said Clyburn. “Cloud business communications solutions are more critical than ever to help people work productively from anywhere, while enabling organizations to be successful and contributing to our economic recovery. RingCentral is at the heart of leading this technology trend, and I’m looking forward to working with my fellow board members.”
Previously, Ms. Clyburn served as a Commissioner of the U.S. Federal Communications Commission (the “FCC”) from 2009 to 2018, including as acting chair. While at the FCC, she was committed to closing the digital divide and championed the modernization of the agency’s Lifeline Program, which assists low-income consumers with voice and broadband service. In addition, Ms. Clyburn promoted diversity in media ownership, initiated Inmate Calling Services reforms, supported inclusion in STEM opportunities and fought for an Open Internet. Prior to her federal appointment, Ms. Clyburn served 11 years on the Public Service Commission of South Carolina and worked for nearly 15 years as publisher of the Coastal Times, a Charleston weekly newspaper focused on the African American community.
Ms. Clyburn is President of MLC Strategies, LLC, a Washington, D.C.-based consulting firm, a position she has held since January 2019. Ms. Clyburn is also a board director and member of the Compensation Committee and Nominating and Corporate Governance Committee of Charah Solutions, Inc. (NYSE: CHRA) since March 2019. In addition, she has served on the board of directors and as a member of the Nominating and Corporate Governance Committee of Lions Gate Entertainment Corporation (NYSE: LGF.A) since September 2020.

About RingCentral
RingCentral, Inc. (NYSE: RNG) is a leading provider of cloud Message Video Phone™ (MVP), customer engagement and contact center solutions for businesses worldwide. More flexible and cost-effective than legacy on-premise PBX and video conferencing systems that it replaces, RingCentral empowers modern mobile and distributed workforces to communicate, collaborate, and connect via any mode, any device, and any location. RingCentral’s open platform integrates with leading third-party business applications and enables customers to easily customize business workflows. RingCentral is headquartered in Belmont, California, and has offices around the world.

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Media Contact
Mariana Leventis
mariana.leventis@ringcentral.com
650-562-6545